Exhibit 99.1

News Release

Boeing Corporate Offices 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com

Boeing Reports Fourth-Quarter 2010 Results and 2011 Guidance

Fourth-Quarter 2010

•	Earnings per share of $1.56, including favorable tax settlement, on revenue of $16.6 billion

•	Operating cash flow of $1.1 billion reflects strong operating performance

Full Year 2010

•	Earnings per share of $4.45 on revenue of $64.3 billion

•	Operating cash flow of $3.0 billion and cash and marketable securities of $10.5 billion provide strong liquidity

•	Backlog grew to $321 billion including $69 billion of new orders during the year

Outlook

•	2011 EPS guidance of between $3.80 and $4.00 reflects solid core performance, higher pension expense and the recently revised 787 schedule

Table 1. Summary Financial Results

	Fourth Quarter		Change		Full Year		Change
(Dollars in Millions, except per share data)	2010	2009			2010	2009

Revenues	$16,550	$17,937	(8%)		$64,306	$68,281	(6%)

Earnings From Operations	$1,103	$1,693	(35%)		$4,971	$2,096	137%

Operating Margin	6.7%	9.4%	(2.7	)Pts	7.7%	3.1%	4.6	Pts

Net Income	$1,164	$1,268	(8%)		$3,307	$1,312	152%

Earnings per Share	$1.56	$1.75	(11%)		$4.45	$1.84	142%

Operating Cash Flow	$1,116	$3,212	(65%)		$2,952	$5,603	(47%)

CHICAGO, Jan. 26, 2011 – The Boeing Company [NYSE: BA] reported fourth-quarter net income of $1.2 billion, or $1.56 per share, on revenue of $16.6 billion. The results reflect solid performance across the company’s core programs, a favorable tax settlement (+$0.50 per share), and a special one-time contribution to Boeing’s charitable trust (-$0.05 per share) (Table 1).

Net income for the full year was $3.3 billion, or $4.45 per share, on revenue of $64.3 billion, which included the $0.45 per share net impact of the favorable tax settlement and the charitable trust contribution. First-quarter 2010 included a $0.20 per share tax charge on health care legislation. Earnings per share for 2009 of $1.84 included a combined $3.58 per share impact due to the 787 R&D reclassification and 747 charges.

Earnings guidance for 2011 has been established at between $3.80 and $4.00 per share reflecting solid core performance, higher pension expense, the revised 787 schedule and the current defense contracting environment.

“Boeing delivered strong operating performance and exceptional cash generation from core production and services businesses in 2010, which helped mitigate the impact of development program challenges,” said Jim McNerney, Boeing chairman, president and chief executive officer. “We’re entering 2011 well-positioned for growth, with a large order book, increasing global demand for commercial airplanes, greater clarity around our domestic defense outlook, and significant international defense sales opportunities. Our focus for the year is to deliver the 787 and 747-8; manage disciplined increases in commercial airplane production rates and drive improved competitiveness and financial performance throughout the business.”

Boeing’s quarterly operating cash flow was $1.1 billion, reflecting strong operating performance while continuing to invest in development programs. For the full year, operating cash flow was $3.0 billion. Free cash flow* was $0.7 billion in the quarter and $1.8 billion for the year (Table 2).

Table 2. Cash Flow

	Fourth Quarter		Full Year
(Millions)	2010	2009	2010	2009

Operating Cash Flow	$1,116	$3,212	$2,952	$5,603
Less Additions to Property, Plant & Equipment	($400)	($221)	($1,125)	($1,186)

Free Cash Flow*	$716	$2,991	$1,827	$4,417

*	Non-GAAP measure. A complete definition and reconciliation of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is found on page 8, “Non-GAAP Measure Disclosure.”

Cash and investments in marketable securities totaled $10.5 billion at year-end (Table 3), up 5 percent in the quarter. Debt was essentially unchanged in the quarter, and the company did not acquire any of its shares.

Table 3. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	4Q10	3Q10
Cash	$5.4	$2.9
Marketable Securities[1]	$5.1	$7.1

Total	$10.5	$10.0

Debt Balances:
The Boeing Company	$9.0	$8.9
Boeing Capital Corporation	$3.4	$3.5

Total Consolidated Debt	$12.4	$12.4

[1]	Marketable securities consists primarily of time deposits due within one year classified as “short-term investments.”

Total company backlog at year-end was $321 billion, unchanged from the prior quarter and up 2 percent from the prior year.

Segment Results

Commercial Airplanes

Boeing Commercial Airplanes fourth-quarter revenue decreased by 11 percent to $8.2 billion on lower expected 777 and 747 airplane deliveries. Operating margin was 7.7 percent, reflecting the lower deliveries and higher R&D and other period costs (Table 4).

For the full year, revenue decreased by 7 percent to $31.8 billion on the lower expected 777 and 747 airplane deliveries. Commercial Airplanes operating earnings were $3.0 billion on higher planned R&D spending. The prior-year results were impacted by the reclassification of 787 R&D costs of $2.7 billion and 747 charges totaling $1.4 billion.

Commercial Airplanes booked 180 gross orders during the quarter while 22 orders were removed from its order book. This contrasts with the year-ago period when net orders were 62 airplanes. For the full year, net orders were 530 airplanes. Contractual backlog remains strong with 3,443 airplanes valued at $256 billion.

Table 4. Commercial Airplanes Operating Results

	Fourth Quarter		Change		Full Year		Change
(Dollars in Millions)	2010	2009			2010	2009

Commercial Airplanes Deliveries	116	122	(5%)		462	481	(4%)

Revenues	$8,184	$9,183	(11%)		$31,834	$34,051	(7%)
Earnings/(Loss) from Operations	$627	$1,020	(39%)		$3,006	($583)	NA

Operating Margins	7.7%	11.1%	(3.4	)Pts	9.4%	(1.7%)	NA

The 787 program experienced an in-flight electrical incident on a test flight in November. As disclosed last week, first delivery is now expected in the third quarter of 2011 and includes the time required to produce, install and test updated software and new electrical power distribution panels in the flight test and production airplanes. Total firm orders for the 787 at year-end were 847 airplanes from 57 customers.

Flight testing of the 747-8 Freighter progressed during the quarter, and the first two Intercontinental passenger models had electrical power successfully turned on. Delivery of the first 747-8 Freighter is planned for mid-2011.

Boeing Defense, Space & Security

Boeing Defense, Space & Security’s fourth-quarter revenue declined 4 percent to $8.2 billion on lower revenue in Boeing Military Aircraft (BMA) and Global Services & Support (GS&S). Operating margin was 10.0 percent reflecting improved margins in Network & Space Systems (N&SS) (Table 5).

For the full year, revenue decreased by 5 percent to $31.9 billion on expected lower volume in N&SS. Operating earnings decreased by $0.4 billion to $2.9 billion, producing operating margins of 9.0 percent on lower margins in BMA.

Table 5. Defense, Space & Security Operating Results

	Fourth Quarter		Change		Full Year		Change
(Dollars in Millions)	2010	2009			2010	2009

Revenues
Boeing Military Aircraft	$3,627	$3,805	(5%)		$14,238	$14,304	(0%)
Network & Space Systems	$2,434	$2,385	2%		$9,455	$10,877	(13%)
Global Services & Support	$2,104	$2,357	(11%)		$8,250	$8,480	(3%)

Total BDS Revenues	$8,165	$8,547	(4%)		$31,943	$33,661	(5%)

Earnings from Operations
Boeing Military Aircraft	$323	$363	(11%)		$1,258	$1,528	(18%)
Network & Space Systems	$218	$141	55%		$711	$839	(15%)
Global Services & Support	$275	$325	(15%)		$906	$932	(3%)

Total BDS Earnings from Operations	$816	$829	(2%)		$2,875	$3,299	(13%)

Operating Margins	10.0%	9.7%	0	.3Pts	9.0%	9.8%	(0.8	)Pts

BMA fourth-quarter revenue decreased by $0.2 billion to $3.6 billion, due to fewer deliveries and less favorable mix. Operating margin was 8.9 percent, reflecting strong execution across its programs, offset by higher costs on the Airborne Early Warning & Control program, which reduced BMA margins by 3.8 points. During the quarter, BMA delivered 29 aircraft, and the U.S. Naval Air Systems Command awarded it an A160T Hummingbird unmanned vehicle contract.

N&SS fourth-quarter revenue was essentially unchanged at $2.4 billion. Operating margin grew to 9.0 percent on improved performance in Space and Intelligence Systems. During the quarter, the Mexican government signed a contract for three geomobile satellites and the X-37B Orbital Test Vehicle completed its first flight.

GS&S revenue decreased by $0.3 billion to $2.1 billion in the quarter due to lower volume in maintenance, modifications and upgrades and integrated logistics. Operating margin was 13.1 percent, driven by strong performance across its portfolio. During the quarter, the company was awarded a contract for the development of the Future Logistic Information Services from the U.K. Ministry of Defense and a contract for KC-135 Fleet Support from the U.S. Air Force.

Backlog at Defense, Space & Security is $65.2 billion, approximately two times the unit’s expected 2011 revenue. Backlog increased slightly as compared to 2009.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) reported fourth-quarter pre-tax earnings of $6 million compared to $14 million in the same period last year (Table 6). For the full year, pre-tax earnings were $152 million, up from $126 million last year. During the quarter, BCC’s portfolio balance declined to $4.7 billion, down from $5.7 billion at the beginning of the year and $5.0 billion at the end of third quarter, on run-off, pre-payments and asset sales. BCC’s debt-to-equity ratio was unchanged at 5.0-to-1.

Table 6. Boeing Capital Corporation Operating Results

	Fourth Quarter		Change	Full Year		Change
(Dollars in Millions)	2010	2009		2010	2009

Revenues	$145	$164	(12%)	$639	$660	(3%)

Earnings from Operations	$6	$14	(57%)	$152	$126	21%

Additional Information

The “Other” segment consists primarily of Boeing Engineering, Operations and Technology, as well as certain results related to the financial consolidation of all business units. Other segment expense was $73 million in the fourth quarter, up from $47 million in the same period last year.

Total pension expense for the fourth quarter was $254 million, as compared to $223 million in the same period last year. A total of $244 million was recognized in the operating segments in the quarter (down from $264 million in the same period last year), and $10 million was recognized in unallocated items.

Unallocated expense was $273 million, up from the $123 million reported in the same period last year, driven by a $55 million charitable trust contribution and higher unallocated pension expense. The company’s pension plans were 83 percent funded at year end (5.3 percent discount rate and 12.7 percent actual asset return).

Other income for the quarter was $32 million, as compared to an expense of $33 million in the same period last year. Interest expense for the quarter was $132 million, up from $110 million in the same period last year.

The company’s income tax benefit of $163 million in the quarter (compared to an expense of $267 million in the same period last year) included a $371 million non-cash gain due to an IRS settlement for 1998 through 2003 tax years and a benefit of $154 million due to the extension of the R&D credit for the 2010 tax year that was signed into law in December.

Outlook

The company’s 2011 financial guidance (Table 7) reflects solid core operating performance, higher pension expense, the recently revised 787 schedule and the current defense contracting environment.

Boeing’s 2011 revenue guidance is between $68 and $71 billion and reflects the initial 787 and 747-8 deliveries. Earnings guidance for 2011 is established at between $3.80 and $4.00 per share. Total pension expense in 2011 is expected to be $1.8 billion or $1.58 per share, an increase of $0.58 per share from 2010. Operating cash flow is expected to be greater than $2.5 billion in 2011, including $0.5 billion of discretionary pension contributions.

Commercial Airplanes’ 2011 deliveries guidance is expected to be between 485 and 500 airplanes and is sold out. It includes the first 787 and 747-8 deliveries (combined 25 to 40 units), which are expected to begin in the third quarter of 2011 and mid-2011, respectively. Commercial Airplanes’ 2011 revenue is expected to be between $36 and $38 billion with operating margins between 7.5 and 8.5 percent.

Defense, Space & Security’s revenue for 2011 is expected to be between $31.5 and $33 billion with operating margins between 8.5 and 9 percent.

Boeing Capital Corporation expects that its aircraft finance portfolio will continue to reduce in 2011, as new aircraft financing of less than $0.5 billion is expected to be lower than normal portfolio runoff through customer payments and depreciation.

Boeing’s 2011 R&D forecast is between $3.7 and $3.9 billion. Capital expenditures for 2011 are expected to be approximately $2.3 billion.

Table 7. Financial Outlook

(Dollars in Billions, except per-share data)	2011

The Boeing Company
Revenue	$68 - 71
Earnings Per Share (GAAP)	$3.80 - 4.00
Operating Cash Flow [1]	> $2.5

Boeing Commercial Airplanes
Deliveries	485 - 500
Revenue	$36 - 38
Operating Margin	7.5% - 8.5%

Boeing Defense, Space & Security
Revenue
Boeing Military Aircraft	$14.2 - 14.7
Network & Space Systems	$9 - 9.5
Global Services & Support	$8.3 - 8.8

Total BDS Revenue	$31.5 - 33

Operating Margin
Boeing Military Aircraft	~ 9%
Network & Space Systems	~ 7%
Global Services & Support	~ 10.5%

Total BDS Operating Margin	8.5% - 9%

Boeing Capital Corporation
Portfolio Size	Lower
Revenue	~ $0.5
Return on Assets	> 1%

Research & Development	$3.7 - 3.9
Capital Expenditures	~ $2.3

[1]	After cash pension contributions of $0.5 billion and assuming new aircraft financings under $0.5 billion.

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. The following definitions are provided:

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding our guidance relating to 2011 financial and operating performance, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) our reliance on our commercial customers, our suppliers and the worldwide market; (3) our commercial development programs, including the 787 and 747-8 commercial aircraft programs; (4) changing acquisition priorities of the U.S. government; (5) our dependence on U.S. government contracts; (6) our reliance on fixed-price contracts; (7) our reliance on cost-type contracts; (8) uncertainties concerning contracts that include in-orbit incentive payments; (9) changes in accounting estimates; (10) our ability to develop new technologies; (11) significant changes in discount rates and actual investment return on pension assets; (12) our ability to attract, retain and develop qualified personnel; (13) work stoppages or other labor disruptions; (14) changes in the competitive landscape in our markets; (15) our non-U.S. operations, including sales to non-U.S. customers; (16) potential adverse developments in new or pending litigation and/or government investigations; (17) customer and aircraft concentration in Boeing Capital Corporation’s customer financing portfolio; (18) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (19) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (20) the adequacy of our insurance coverage to cover significant risk exposures; (21) potential business disruptions related to physical security threats, information technology attacks or natural disasters; and (22) potential environmental liabilities.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update any forward-looking statement, except as required by law.

# # #

Contact:
Investor Relations:	Scott Fitterer or Jennifer Mack (312) 544-2140
Communications:	Chaz Bickers (312) 544-2002

The Boeing Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Twelve months ended December 31		Three months ended December 31
(Dollars in millions, except per share data)	2010	2009	2010	2009
Sales of products	$52,586	$57,032	$13,569	$14,934
Sales of services	11,720	11,249	2,981	3,003

Total revenues	64,306	68,281	16,550	17,937

Cost of products	(42,194)	(47,639)	(11,025)	(12,207)
Cost of services	(9,489)	(8,726)	(2,352)	(2,258)
Boeing Capital Corporation interest expense	(160)	(175)	(36)	(43)

Total costs and expenses	(51,843)	(56,540)	(13,413)	(14,508)

	12,463	11,741	3,137	3,429
Income from operating investments, net	267	249	80	63
General and administrative expense	(3,644)	(3,364)	(977)	(780)
Research and development expense, net	(4,121)	(6,506)	(1,134)	(1,002)
Gain/(loss) on dispositions, net	6	(24)	(3)	(17)

Earnings from operations	4,971	2,096	1,103	1,693
Other income/(expense), net	52	(26)	32	(33)
Interest and debt expense	(516)	(339)	(132)	(110)

Earnings before income taxes	4,507	1,731	1,003	1,550
Income tax (expense)/benefit	(1,196)	(396)	163	(267)

Net earnings from continuing operations	3,311	1,335	1,166	1,283
Net loss on disposal of discontinued operations, net of taxes of $2, $13, $1 and $8	(4)	(23)	(2)	(15)

Net earnings	$3,307	$1,312	$1,164	$1,268

Basic earnings per share from continuing operations	$4.50	$1.89	$1.57	$1.79
Net loss on disposal of discontinued operations, net of taxes	(0.01)	(0.03)		(0.02)

Basic earnings per share	$4.49	$1.86	$1.57	$1.77

Diluted earnings per share from continuing operations	$4.46	$1.87	$1.56	$1.77
Net loss on disposal of discontinued operations, net of taxes	(0.01)	(0.03)		(0.02)

Diluted earnings per share	$4.45	$1.84	$1.56	$1.75

Cash dividends paid per share	$1.68	$1.68	$0.42	$0.42

Weighted average diluted shares (millions)	744.3	713.4	747.0	723.9

The Boeing Company and Subsidiaries

Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions, except per share data)	December 31 2010	December 31 2009
Assets
Cash and cash equivalents	$5,359	$9,215
Short-term and other investments	5,158	2,008
Accounts receivable, net	5,422	5,785
Current portion of customer financing, net	285	368
Deferred income taxes	31	966
Inventories, net of advances and progress billings	24,317	16,933

Total current assets	40,572	35,275
Customer financing, net	4,395	5,466
Property, plant and equipment, net of accumulated depreciation of $13,322 and $12,795	8,931	8,784
Goodwill	4,937	4,319
Other acquired intangibles, net	2,979	2,877
Deferred income taxes	4,031	3,062
Investments	1,111	1,030
Pension plan assets, net	6	16
Other assets, net of accumulated amortization of $630 and $492	1,603	1,224

Total assets	$68,565	$62,053

Liabilities and equity
Accounts payable	$7,715	$7,096
Other accrued liabilities	13,802	12,822
Advances and billings in excess of related costs	12,323	12,076
Deferred income taxes and income taxes payable	607	182
Short-term debt and current portion of long-term debt	948	707

Total current liabilities	35,395	32,883
Accrued retiree health care	8,025	7,049
Accrued pension plan liability, net	9,800	6,315
Non-current income taxes payable	418	827
Other long-term liabilities	592	537
Long-term debt	11,473	12,217
Shareholders’ equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	3,866	3,724
Treasury stock, at cost – 277,002,059 and 256,406,709 shares	(17,187)	(15,911)
Retained earnings	24,784	22,746
Accumulated other comprehensive loss	(13,758)	(11,877)
ShareValue Trust – 0 and 29,563,324 shares		(1,615)

Total shareholders’ equity	2,766	2,128
Noncontrolling interest	96	97

Total equity	2,862	2,225

Total liabilities and equity	$68,565	$62,053

The Boeing Company and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Twelve months ended December 31
(Dollars in millions)	2010	2009
Cash flows - operating activities:
Net earnings	$3,307	$1,312
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	215	238
Depreciation	1,510	1,459
Amortization of other acquired intangibles	217	207
Amortization of debt discount/premium and issuance costs	19	12
Investment/asset impairment charges, net	174	151
Customer financing valuation provision	51	45
Loss on disposal of discontinued operations	6	36
(Gain)/loss on dispositions, net	(6)	24
Other charges and credits, net	512	214
Excess tax benefits from share-based payment arrangements	(19)	(5)
Changes in assets and liabilities –
Accounts receivable	8	(391)
Inventories, net of advances and progress billings	(7,387)	(1,525)
Accounts payable	313	1,141
Other accrued liabilities	668	1,327
Advances and billings in excess of related costs	238	(680)
Income taxes receivable, payable and deferred	822	607
Other long-term liabilities	328	(12)
Pension and other postretirement plans	1,335	1,140
Customer financing, net	717	104
Other	(76)	199

Net cash provided by operating activities	2,952	5,603

Cash flows - investing activities:
Property, plant and equipment additions	(1,125)	(1,186)
Property, plant and equipment reductions	63	27
Acquisitions, net of cash acquired	(932)	(639)
Contributions to investments	(15,548)	(2,629)
Proceeds from investments	12,425	1,041
Payments on Sea Launch guarantees		(448)
Reimbursement of Sea Launch guarantee payments	82	40
Receipt of economic development program funds	206
Purchase of distribution rights	(2)

Net cash used by investing activities	(4,831)	(3,794)

Cash flows - financing activities:
New borrowings	41	5,961
Debt repayments	(689)	(551)
Payments to non-controlling interests		(40)
Repayments of distribution rights financing	(137)
Stock options exercised, other	87	10
Excess tax benefits from share-based payment arrangements	19	5
Employee taxes on certain share-based payment arrangements	(30)	(21)
Common shares repurchased		(50)
Dividends paid	(1,253)	(1,220)

Net cash (used)/provided by financing activities	(1,962)	4,094

Effect of exchange rate changes on cash and cash equivalents	(15)	44

Net (decrease)/increase in cash and cash equivalents	(3,856)	5,947
Cash and cash equivalents at beginning of year	9,215	3,268

Cash and cash equivalents at end of period	$5,359	$9,215

The Boeing Company and Subsidiaries

Summary of Business Segment Data

(Unaudited)

	Twelve months ended December 31		Three months ended December 31
(Dollars in millions)	2010	2009	2010	2009
Revenues:
Commercial Airplanes	$31,834	$34,051	$8,184	$9,183
Boeing Defense, Space & Security:
Boeing Military Aircraft	14,238	14,304	3,627	3,805
Network & Space Systems	9,455	10,877	2,434	2,385
Global Services & Support	8,250	8,480	2,104	2,357

Total Boeing Defense, Space & Security	31,943	33,661	8,165	8,547
Boeing Capital Corporation	639	660	145	164
Other segment	138	165	31	40
Unallocated items and eliminations	(248)	(256)	25	3

Total revenues	$64,306	$68,281	$16,550	$17,937

Earnings/(loss) from operations:
Commercial Airplanes	$3,006	$(583)	$627	$1,020
Boeing Defense, Space & Security:
Boeing Military Aircraft	1,258	1,528	323	363
Network & Space Systems	711	839	218	141
Global Services & Support	906	932	275	325

Total Boeing Defense, Space & Security	2,875	3,299	816	829
Boeing Capital Corporation	152	126	6	14
Other segment	(327)	(152)	(73)	(47)
Unallocated items and eliminations	(735)	(594)	(273)	(123)

Earnings from operations	4,971	2,096	1,103	1,693
Other income/(expense), net	52	(26)	32	(33)
Interest and debt expense	(516)	(339)	(132)	(110)

Earnings before income taxes	4,507	1,731	1,003	1,550
Income tax (expense)/benefit	(1,196)	(396)	163	(267)

Net earnings from continuing operations	3,311	1,335	1,166	1,283
Net loss on disposal of discontinued operations, net of taxes of $2, $13, $1 and $8	(4)	(23)	(2)	(15)

Net earnings	$3,307	$1,312	$1,164	$1,268

Research and development expense, net:
Commercial Airplanes	$2,975	$5,383	$873	$741
Boeing Defense, Space & Security:
Boeing Military Aircraft	589	582	130	115
Network & Space Systems	417	397	90	104
Global Services & Support	130	122	31	33

Total Boeing Defense, Space & Security	1,136	1,101	251	252
Other segment	10	22	10	9

Total research and development expense, net	$4,121	$6,506	$1,134	$1,002

Unallocated items and eliminations:
Share-based plans expense	$(136)	$(189)	$(24)	$(49)
Deferred compensation expense	(112)	(158)	(28)	(24)
Pension	54	110	(10)	41
Post-retirement	(59)	(93)	(23)	(32)
Capitalized interest	(54)	(53)	(13)	(11)
Other	(428)	(211)	(175)	(48)

Total	$(735)	$(594)	$(273)	$(123)

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

Deliveries	Twelve months ended December 31			Three months ended December 31
Commercial Airplanes	2010	2009		2010		2009
737	376	372		95		92
747		8				2
767	12	13		3		3
777	74	88		18		25

Total	462	481		116		122

Boeing Defense, Space & Security
Boeing Military Aircraft
F/A-18 Models	50	49		11		13
F-15E Eagle	13	13		3		3
C-17 Globemaster	14	16		4		4
KC-767 Tanker	1	2		1		1
CH-47 Chinook	20	11		7		7
T-45TS Goshawk		7				1
AH-64 Apache	13	23		2		3
AEW&C	4			1
Network & Space Systems
Delta II	1	1		1		1
Delta IV	1	1
Commercial and Civil Satellites	3	3		1		1
Military Satellites	1	3

Contractual backlog (Dollars in billions)		December 31 2010		September 30 2010		December 31 2009
Commercial Airplanes		$255.6		$255.2		$250.5
Boeing Defense, Space & Security:
Boeing Military Aircraft		25.1		25.7		26.4
Network & Space Systems		9.6		8.3		7.7
Global Services & Support		13.7		12.3		11.9

Total Boeing Defense, Space & Security		48.4		46.3		46.0

Total contractual backlog		$304.0		$301.5		$296.5

Unobligated backlog		$16.9		$19.4		$19.1

Total backlog		$320.9		$320.9		$315.6

Workforce		160,500	*	159,600	*	157,100

*	Note: Workforce data vary from those reported in 2009 and earlier. The new totals include all subsidiaries, some of which were excluded in prior years.